EXHIBIT (13)(b)

                               PURCHASE AGREEMENT

     MetLife - State Street Money Market Trust, an unincorporated association of the type commonly referred to as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), and MetLife - State Street Investment Services, Inc., a Massachusetts corporation ("MLSSIS"), hereby agree with each other as follows:

     1. The Trust hereby offers MLSSIS and MLSSIS hereby purchases One Hundred Thousand (100,000) shares of beneficial interest (par value $.001) in the Trust's Money Market Fund (the "Shares"), at a price of $1.00 per Share. The Trust hereby acknowledges receipt from MLSSIS of payment in full for the Shares.

     2. MLSSIS represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The names "MetLife - State Street Money Market Trust" and "Trustees of MetLife - State Street Money Market Trust" refer, respectively, to the Trust and the Trustees of the Trust, as trustees but no individually or personally, acting from time to time under the Trust's Amended and Restated Declaration of Trust dated February 27, 1986, as amended, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "MetLife - State Street Money Market Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, holders of shares of beneficial interest or representatives of the Trust personally, but bind only the trust estate, and all persons dealing with the Trust must look solely to the trust property for the enforcement of any claims against the Trust. The Amended and Restated Agreement and Declaration of Trust of

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the Trust further provides, and it is expressly agreed, that each Fund of the
Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations and that no other Fund shall be responsible or liable for the same.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 16th day of July, 1986.

                                       METLIFE - STATE STREET
                                       MONEY MARKET TRUST

ATTEST:


/s/ Constantine Hutchins, Jr.          By: /s/ Charles L. Smith, Jr.
-----------------------------              ----------------------------
   Secretary                                  President


                                       METLIFE - STATE STREET
                                       INVESTMENT SERVICES, INC.

ATTEST:


/s/ Constantine Hutchins, Jr.          By: /s/ Herbert P. Hess
-----------------------------              ----------------------------
    Secretary                                Senior Vice President


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                                              July 16, 1986


MetLife - State Street Money Market Trust
One Financial Center
Boston, Massachusetts  02111

Gentlemen:

     In connection with your sale to us today of One Hundred Thousand (100,000) shares of beneficial interest in the MetLife - State Street Money Market Fund series of MetLife - State Street Money Market Trust (the "Shares"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein, except upon repurchase or redemption by MetLife - State Street Money Market Trust, unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

     This letter is intended to take effect as an instrument under seal, shall be construed under the laws of the Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts, as of the date above written.

                                       METLIFE - STATE STREET
                                       INVESTMENT SERVICES, INC.


                                       By: /s/ Herbert P. Hess
                                           -----------------------------